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EXHIBIT 5.4

[Letterhead of Fulbright & Jaworski L.L.P.]

February 4, 2004

Euramax International, Inc.
5445 Triangle Pkwy, Suite 350
Norcross, GA 30092

Dechert LLP
4000 Bell Atlantic Tower
1717 Arch Street
Philadelphia, PA 19103

Ladies and Gentlemen:

        We have acted as local counsel to Copper Craft, Inc., a Texas corporation (the "Company"), in connection with the execution and delivery of (a) that certain Supplemental Indenture (the "Indenture") dated as of December 5, 2003 (the "Supplemental Indenture") to that certain indenture dated as of August 6, 2003 among (i) Euramax International, Inc., a Delaware corporation ("Euramax"), and Euramax International Holdings B.V., a Dutch registered company, (ii) the Guarantors named therein and (iii) JPMorgan Chase Bank, as Trustee (the "Trustee"), and (b) the execution and delivery of that certain Senior Subordinated Guarantee (the "Senior Subordinated Guarantee"). Each capitalized term used herein which is not defined herein shall, unless otherwise specified, have the meaning given to such term in the Indenture.

        We have examined (i) the Supplemental Indenture, (ii) the Senior Subordinated Guarantee, (iii) the Secretary Certificate of the Company dated as of December 5, 2003, and each attachment to the Secretary Certificate, and (iv) the Officers' Certificate of Euramax dated December 5, 2003 furnished to the Trustee certifying that the execution, delivery and performance of the Supplemental Indenture are authorized and permitted by the Indenture and all conditions precedent have been complied with. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the correctness of all statements of fact contained in the documents submitted to us, the due authorization, execution and delivery by the parties thereto of all documents examined by us, other than the Supplemental Indenture and the Senior Subordinated Guarantee executed by the Company, and the legal capacity of each individual who signed any of those documents.

        Based on the foregoing and subject to the limitations set forth herein, we are of the opinion that (i) the execution, delivery and performance by the Company of its obligations under the Senior Subordinated Guarantee have been duly authorized by the Company, and (ii) the Company has duly executed and delivered the Supplemental Indenture.

        The opinions expressed herein are limited exclusively to the laws of the States of Texas and New York and the federal laws of the United States of America.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the statements made with respect to under the caption "Legal Matters" in the Prospectus included as part of the Registration Statement.

        The opinions expressed herein are as of the date hereof, and we make no undertaking to supplement such opinions as facts come to our attention or changes in the law occur that could affect such opinions.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P

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  EXHIBIT 5.4
[Letterhead of Fulbright & Jaworski L.L.P.]